UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 7, 2006
R. G. BARRY CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-8769	31-4362899

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
13405 Yarmouth Road N.W., Pickerington, Ohio 43147
(Address of principal executive offices) (Zip Code)
(614) 864-6400

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-10.1
EX-10.2
EX-99

Section 1 – Registrant’s Business and Operations.
Item 1.01 Entry into a Material Definitive Agreement.
On February 7, 2006, R. G. Barry Corporation (the “Company”) entered into an Executive Employment Agreement (the “Employment Agreement”) with Greg A. Tunney for Mr. Tunney to serve as President and Chief Operating Officer of the Company. The Employment Agreement also provides that Mr. Tunney will be appointed the Chief Executive Officer of the Company no later than August 7, 2006. The initial term of the Employment Agreement will continue until Mr. Tunney is appointed to the position of Chief Executive Officer. The Employment Agreement then provides for an additional three-year term that will begin upon conclusion of the that initial term. The Employment Agreement will then automatically renew for additional one-year periods unless either party gives 90 days’ prior written notice of its intent not to renew.
Upon the execution of the Employment Agreement, Mr. Tunney received one-half of a $75,000 signing bonus, with the remaining one-half to be paid to him on the six-month anniversary of the date of the Employment Agreement. Mr. Tunney will receive annual compensation of $400,000 annually while he serves and President and Chief Operating Officer, with an increase up to $450,000 annually upon his becoming Chief Executive Officer of the Company. Mr. Tunney will also be eligible for an annual performance bonus of 25% to 100% of his base salary and he will receive other various employee benefits.
The Employment Agreement also provides for severance benefits for Mr. Tunney in the event that his employment is terminated by the Company without “cause” or by him for “good reason” (each as defined in the Employment Agreement). Examples of “good reason” for which Mr. Tunney may terminate the Employment Agreement and receive severance benefits include (i) a reduction in his base salary, (ii) a material reduction in his duties or responsibilities, (iii) the failure of the Company to name him Chief Executive Officer by August 7, 2006, and (iv) the failure of the Company to elect or appoint him to the board when he becomes Chief Executive Officer or Company’s failure to nominate him for election at a shareholder meeting at which he is up for election. Mr. Tunney is also entitled additional severance benefits if his employment in terminated in connection with a “change in control” (as defined in the Employment Agreement). The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.
Pursuant to the terms of the Employment Agreement, on February 7, 2006, Mr. Tunney received a grant of 100,000 options (the “Options”). The Options were granted under the Company’s 2005 Long-Term Incentive Plan, have an exercise price of $6.58 per share, have a seven-year term and will vest in three equal annual installments beginning February 7, 2007, unless certain events occur prior to that time. A copy of the Nonqualified Stock Option Award Agreement entered into between the Company and Mr. Tunney is attached hereto as Exhibit 10.2.

Section 5 – Corporate Governance and Management.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
On February 7, 2006, the Company announced the appointment of Greg A. Tunney, age 44, as the Company’s President and Chief Operating Officer. Mr. Tunney succeeds Thomas M. Von Lehman as the President of the Company, although Mr. Von Lehman will continue to serve as the Company’s Chief Executive Officer for a transition period of up to six months. At the end of the transition period, Mr. Von Lehman will resign as Chief Executive Officer and Mr. Tunney will assume that position.
Mr. Tunney served as President and Chief Operating Officer of the Phoenix Footwear Group Inc. from 1998 until February 2005. From 1992 to 1998 he served as Vice President & National Sales Manager with Brown Shoe Company. Prior to joining Brown Shoe Company, Mr. Tunney was a merchandizing executive for May Department Store Company.
Section 9 – Financial Statements and Exhibits.
Item 9.01 Financial Statements and Exhibits.
          (a) — (b) Not applicable.
          (c)      Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement between R. G. Barry Corporation and Greg A. Tunney dated February 7, 2006

10.2	Nonqualified Stock Option Award Agreement for options granted to Greg A. Tunney under the R. G. Barry Corporation 2005 Long-Term Incentive Plan

99	News Release of the R. G. Barry Corporation dated February 7, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. G. BARRY CORPORATION

February 9, 2006	By:	/s/ Daniel D. Viren

Daniel D. Viren
Senior Vice President – Finance, Chief
Financial Officer, Secretary and Treasurer